Exhibit 6.3

MASTER CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of September 1, 2020 (“Effective Date”), by and between EdenLedger, Inc., a Delaware corporation (“Company” “FanVestor”) represented by its CEO Mr. Michael Golomb, and Larry Namer (“Consultant” “LJN Media”).

Company desires to have Consultant perform consulting services as an independent contractor to the Company, and Consultant desires to perform such services for Company, subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	SERVICES.

1.1       Performance of Services. Consultant will perform the consulting services (“Services”) described in detail on Exhibit A to this Agreement as such Exhibit may be amended by the parties hereto from time to time (“Statement of Work”) in accordance with the terms and conditions of this Agreement and the Statement of Work.

1.2       Payment. Subject to the terms and conditions of this Agreement, for the performance of the Services, Company will pay Consultant fees on the first day of each month start, calculated as set forth in the Statement of Work, on the terms and in the manner set forth in the Statement of Work.

2.	RELATIONSHIP OF PARTIES.

2.1       Independent Contractor. Consultant is an independent contractor and nothing in this Agreement will be construed as establishing an employment or agency relationship between Company and Consultant. Consultant has no authority to bind Company by contract or otherwise. Consultant will perform Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law.

2.2       Taxes and Employee Benefits. Consultant will report to all applicable government agencies as income all compensation received by Consultant pursuant to this Agreement. Consultant will be solely responsible for the payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. Consultant will not be entitled to any benefits paid or made available by Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits. Consultant will indemnify and hold Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Consultant pursuant to this Agreement.

2.3       Liability Insurance. Consultant acknowledges that Company will not carry any liability insurance on behalf of Consultant. Consultant will maintain in force adequate liability insurance to protect Consultant from claims of personal injury (or death) or tangible or intangible property damage (including loss of use) that arise out of any act or omission of Consultant.

3.	OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS.

3.1       Disclosure of Work Product. Consultant will, as an integral part of the performance of Services, disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, biological or chemical specimens or samples, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Consultant Work Product”).

3.2       Ownership of Consultant Work Product. Consultant agrees that all Consultant Work Product will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Consultant Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects and will execute documents, and, subject to the reasonable availability of Consultant, give testimony and take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Consultant Work Product. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

3.3       Moral Rights. To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Consultant Work Product, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right as called or generally referred to as a “moral right.”

3.4       Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.

4.            CONFIDENTIAL INFORMATION. For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services; (ii) the Consultant Work Product; and (iii) the terms and conditions of this Agreement. Confidential Information will not include any information that: (a) is or becomes part of the public domain through no fault of Consultant; (b) was rightfully in Consultant’s possession at the time of disclosure, without restriction as to use or disclosure; or (c) Consultant rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure. At all times, both during Consultant’s engagement by Company as an independent contractor and after its termination, and to the fullest extent permitted by law, Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing Services, and not to disclose it to others. Consultant further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information. Nothing in this Section 4 or otherwise in this Agreement shall limit or restrict in any way Consultant’s immunity from liability for disclosing Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit B.

5.	WARRANTIES.

5.1       No Pre-existing Obligations. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Consultant’s performance of its obligations under this Agreement. The Company acknolodges that the Consultant is currently engaged in Metan Global Entertainment Group, Ultra Beauty/ BeautyKween, Film.IO, Yuzzl Music, Eurocinema, Theater Ears, C Life Network, Threshhold Entertainment, Divon Academy and Radvision.

5.2       Performance Standard. Consultant represents and warrants that the Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform the Services.

5.3       Non-infringement. Consultant represents and warrants that the Consultant Work Product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity, except to the extent any portion of the Consultant Work Product is created, developed or supplied by Company or by a third party on behalf of Company.

5.4       Competitive Activities. During the term of this Agreement and the following twelve months after the termination of this Agreement, Consultant will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by Company.

5.5       Non-Solicitation of Personnel. During the term of this Agreement and for a period of twelve months after the termination of this Agreement, Consultant will not directly or indirectly solicit the services of any Company employee or consultant for Consultant’s own benefit or for the benefit of any other person or entity.

6.	INDEMNIFICATION.

6.1       Infringement Indemnity. Company and Consultant will mutually indemnify each other, defend and hold harmless Company and its directors, employees and agents (collectively, the “Indemnitees”) from and against any and all damages, liabilities, penalties, fines, losses, costs and expenses including reasonable attorneys’ fees (collectively, “Losses”) arising from or relating to Consultant’s performance of the services under this Agreement. If requested by the Company, Consultant will become Company’s Executive Board Member at no additional fees to the Company and participate in the D&O and E&O insurance program.

6.2       General Indemnification. Company and Consultant will indemnify, defend and hold harmless the Indemnitees from and against any and all Losses arising from or relating to any claims or actions arising from or relating to: (i) any negligent act or omission or willful misconduct of Company’s employees, directors, consultants, and Consultant or its Personnel in Consultant’s performance of or failure to perform the Services pursuant to this Agreement; (ii) Consultant’s failure to comply with applicable law in connection with its provision of Services hereunder; (iii) any claim for wages or benefits and/or related taxes against Company by Consultant or its Personnel; (iv) any claim with respect to bodily injury, death or damage to tangible property sustained as a result of the Services or Deliverables; and (v) any other breach of Consultant’s representations, warranties or obligations under this Agreement. If requested by the Company, Consultant will become Company’s Executive Board Member at no additional fees to the Company and participate in the D&O and E&O insurance program.

6.3       Notification, Rights and Cooperation. The indemnified party agrees to give the indemnifying party prompt written notice of any claim subject to indemnification; provided that an indemnified party’s failure to promptly notify the indemnifying party will not affect the indemnifying party’s obligations hereunder except to the extent that such delay prejudices the indemnifying party’s ability to defend such claim. Whether Company is the indemnifying party or the indemnified party, Company shall take control of any third party actions with counsel of its own choosing and with the right to defend or settle such claim as it deems appropriate, provided that Company will not enter into any settlement that adversely affects Consultant’s rights without Consultant’s prior written consent. Consultant agrees to reasonably cooperate with Company in the defense and settlement of any third-party claim.

7.	TERM AND TERMINATION.

7.1      Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect for as long as Consultant is performing Services pursuant to the Statement of Work. The initial term is set at four years from the Effective Date.

7.2      Termination on Notice – “For Cause”. The term of this Agreement shall continue until terminated by the Company “For Cause” upon written notice without further obligation or liability to Consultant. The Consultant shall be granted a post-termination exercise period of 90 days for vested stock options as per Company’s Stock Option Plan.

7.2.1      “For Cause” term as defined below:

7.2.1.1      (1) Failure or neglect by Consultant to use reasonable efforts to perform duties agreed in this Agreement;

7.2.1.2      Misconduct in connection with the performance of any of Consultant’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject;

7.2.1.3      Commission by Consultant of an act involving moral turpitude, dishonesty, theft, unethical business conduct, or conduct that impairs or injures the reputation of, or harms, the Company;

7.2.1.4      Disloyalty by Consultant, including, without limitation, aiding a competitor;

7.2.1.5      Failure by Consultant to devote his reasonable efforts to the company’s business and affairs;

7.2.1.6      Misappropriation of a Company opportunity;

7.2.1.7      Failure to fully cooperate in any investigation by the Company; or

7.2.1.8      Any breach of this agreement or Company rules.

7.3      Termination Without Cause. Either Party may agree to terminate agreement upon thirty (30) days prior written notice without further obligation or liability. If terminated by the Company and Without Cause (except for the matters noted in 7.2 and 7.4), the Consultant would be eiligble to receive 50% of the offered equity in this Agreement, which were earned by not yet vested at the Termination Date. The Consultant shall be granted a post-termination exercise period of 90 days for vested stock options.

7.4      Termination for Material Breach. Each party may terminate this agreement with immediate effect by delivering notice of the termination to the other party, if

7.4.1.1      the other party fails to perform, has made or makes any inaccuracy in, or otherwise materially breaches, any of its covenants, representations, or obligations, and

7.4.1.2      the failure, inaccuracy, or breach continues for a period of seven business days’ after the injured party delivers notice to the breaching party reasonably detailing the breach.

7.5      Termination for Insolvency. If either party becomes insolvent, bankrupt, or enters receivership, dissolution, or liquidation, the other party may terminate this agreement with immediate effect.

7.6      Termination for Change of Control. Either party may terminate this agreement with immediate effect, by giving notice to the other party, in the event of a Change in Control of the Company. If terminated by the Company, then 50% of the unvested shares become vested immediately. Consultant shall be granted a post-termination exercise period of 90 days for vested stock options.

7.7      Effect of Termination.

(a)       Upon the expiration or any termination of this Agreement for any reason, Consultant will promptly deliver to Company all Consultant Work Product, including all work in progress on any Consultant Work Product not previously delivered to Company, if any.

(b)       Upon the expiration or any termination of this Agreement (except termination of this Agreement pursuant by Company pursuant to Section 7.2 and 7.4 for breach by Consultant), Company will pay Consultant any amounts that are due and payable under Section 1.2 for Services performed by Consultant prior to the effective date of expiration or termination.

(c)       Upon the expiration or termination of this Agreement for any reason, Consultant will promptly notify Company of all Confidential Information in Consultant’s possession or control and will promptly deliver all such Confidential Information to Company, at Consultant’s expense and in accordance with Company’s instructions.

7.8      Survival. The provisions of Sections 2.2, 3, 4, 5.3, 6, 7.7, 7.8, 8 and 9 will survive the expiration or termination of this Agreement.

8.            LIMITATION OF LIABILITY. IN NO EVENT WILL COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

9.	GENERAL.

9.1       No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or available at law or in equity.

9.2       Assignment. Consultant may not assign or transfer any of Consultant’s rights or delegate any of Consultant’s obligations under this Agreement, in whole or in part, without Company’s express prior written consent. Any attempted assignment, transfer or delegation, without such consent, will be void. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties permitted successors and assigns.

9.3       Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement.

9.4       Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

9.5       Governing Law. This Agreement will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. In the event of any controversy or claim arising out of or relating to this Agreement, or a breach thereof, the parties shall first attempt to settle the dispute by mediation, administered by the American Arbitration Association under its Mediation Rules. If settlement is not reached within thirty (30) days after service of a written demand for mediation, any unresolved controversy or claim shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The number of arbitrators shall be one. The place of arbitration shall be San Francisco, California or as the Parties may otherwise agree in writing.

9.6       Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

9.7       Notices. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other in accordance with this Section 9.7.

9.8       Entire Agreement. This Agreement, together with the Statement of Work, constitutes the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. In the event of a conflict, the terms and conditions of the Statement of Work will take precedence over the terms and conditions of this Agreement. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

9.9       Waiver. The waiver of any breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of the same other provisions hereof.

9.10     Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

COMPANY:		CONSULTANT:

EdenLedger, Inc.

By:	Michael Golomb	By:	Larry Namer

	/s/ Michael Golomb		/s/ Larry Namer

Title:	CEO	Title:	LJN Media

Date:	September 15, 2020	Date:	September 15, 2020

Attachments:

Exhibit A – Statement of Work

Exhibit B – Defend Trade Secrets Act